EXHIBIT 99.1

                                  Press Release
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                              For Immediate Release
                            For Further Information:

                             At PBOC Holdings, Inc.
                                J. Michael Holmes
                                 (323) 954-6651

                            At The Bank of Hollywood
                                 Terry Jorgensen
                                 (323) 464-0452

               PBOC Holdings, Inc. and Peoples' Bank of California
                     Agree to Acquire The Bank of Hollywood

      Los Angeles, California, June 22, 1999 - PBOC Holdings, Inc. ("PBOC") (NASDAQ:PBOC), its wholly owned subsidiary, People's Bank of California, a federally chartered savings bank (the "Bank"), and The Bank of Hollywood ("BOH") jointly announced today the signing of a definitive agreement pursuant to which PBOC, through the Bank, will acquire BOH, a California commercial bank headquartered in Hollywood California. BOH will merge with and into the Bank and is expected to be operated as a division of the Bank. BOH, which was chartered as a California commercial bank in 1981, is headquartered in Hollywood, California, and operates a full-service branch in Toluca Lake. People's Bank currently operates 21 full-service branches located in Los Angeles, Orange and Ventura counties in Southern California.

      Under the terms of the agreement, which was approved unanimously by both boards of directors, holders of BOH common stock will receive $19.00 in cash for each share of BOH common stock. The transaction has an aggregate estimated value of approximately $28.6 million.

      BOH had total assets of $138 million, total deposits of $124 million and stockholders' equity of $13 million at March 31, 1999. The assets of the combined entity, on a pro-forma basis as of March 31, 1999, would total $3.5 billion. The transaction will be accounted for as a purchase and is expected to be immediately accretive to both reported and cash earnings of PBOC.

      Commenting on the transaction, Rudolph P. Guenzel, President and Chief Executive Officer of PBOC stated, "I am pleased to announce the acquisition of The Bank of Hollywood. This transaction strengthens our current banking franchise in Southern California and we are
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confident that it will enhance shareholder value and provide for long-term benefits for our shareholders, customers and, particularly, the vibrant communities that PBOC and The Bank of Hollywood currently serve."

      Terry C. Jorgensen, President and Chief Executive Officer of The Bank of Hollywood, commented "We are extremely pleased to be partnering with PBOC. The transaction will combine two like-minded institutions which are customer and community focused. PBOC shares our commitment to community involvement and quality customer service. This partnership allows The Bank of Hollywood to deliver more services to our customers. I know that PBOC also looks forward to providing meaningful banking services in America's most famous city, Hollywood, at a time when that city is experiencing a great reinvestment and revitalization."

      The transaction is expected to close in the fourth quarter of calendar 1999 and is subject to receipt of various regulatory approvals, approval of BOH's shareholders and certain other conditions.